Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Company’s net income, EBITDA and free cash flow increase
in comparison to prior fiscal year

PALO ALTO, Calif. — August 13, 2007 — CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its fiscal 2007 third quarter ended June 29, 2007.

In the third quarter, CPI International (CPI) generated total sales of $87.3 million, a slight decrease from the $87.8 million generated in the same quarter of fiscal 2006.

Net income for the third quarter of fiscal 2007 equaled $8.1 million, or $0.46 per share on a diluted basis, a significant increase from the $4.5 million generated in the same quarter of fiscal 2006.  CPI’s net income in the most recent quarter was favorably impacted by a $1.8 million non-recurring tax benefit related to the filing of amended income tax returns for previous fiscal years.  Excluding this tax adjustment, CPI’s net income would have equaled $0.35 per share on a diluted basis.  Net income in the third quarter of fiscal 2006 equaled $0.27 per share on a diluted basis.

For the first nine months of fiscal 2007, CPI booked orders totaling $269.4 million and generated sales totaling $259.5 million.  As a result, the book-to-bill ratio for the period was 1.04.  In comparison, for the first nine months of fiscal 2006, the company booked orders totaling $246.2 million and generated sales totaling $257.1 million, resulting in a book-to-bill ratio of 0.96.

“In the third quarter of fiscal 2007, we continued to profitably manage CPI’s businesses and to generate growth in our net income, EBITDA and free cash flow,” said Joe Caldarelli, chief executive officer.  “Demand for CPI’s products remains solid, as evidenced by the increase in our year-to-date orders.  Our sales in the most recent quarter were healthy, decreasing only slightly from last year’s record third quarter sales levels due to the timing of order placements and the resulting shipments on certain key programs.  Our outlook for coming quarters remains solid.”

CPI generated $17.3 million, or 19.8 percent of sales, in EBITDA in the third quarter of fiscal 2007, a 13 percent increase from the $15.3 million generated in the comparable quarter of the previous year.

CPI’s financial results in the third quarter of fiscal 2006 included certain unusual, material charges.  In the year-ago quarter, the company’s financial results were impacted by move-related expenses, including indirect expenses for unfavorable overhead absorption and manufacturing variances related to the relocation of the company’s Eimac operations.  In addition, in the third quarter of fiscal 2006, CPI had higher net debt levels and, as a result, higher interest expense than in the third quarter of fiscal 2007.

As of June 29, 2007, CPI’s cash and cash equivalents totaled $39.4 million, an increase from the $12.6 million reported as of June 30, 2006.  For this 12 month period, net cash provided by operating activities totaled $28.2 million, free cash flow totaled $19.4 million and adjusted free cash flow totaled $30.0 million.

On August 10, 2007, Communications & Power Industries completed the acquisition of Malibu Research Associates, Inc. for approximately $22.0 million in cash, funded entirely from cash on hand.  Communications & Power Industries has also agreed to make up to $15.0 million in additional earnout payments, which are primarily contingent upon the achievement of certain financial objectives over the three years following the acquisition.  Malibu Research Associates is a leader in the design, manufacture and integration of advanced antenna systems for radar, radar simulators and telemetry systems, as well as for strategically vital data links used in unmanned aerial vehicles (UAV) and other military systems.

Third Quarter Fiscal 2007 Sales and Orders Highlights

CPI serves the radar, electronic warfare, medical, communications, industrial and scientific markets.  In the third quarter of fiscal 2007, key sales and orders highlights in these markets included:

•                  In the radar and electronic warfare markets, on a combined basis, sales decreased seven percent from an aggregate of $39.1 million in the third quarter of fiscal 2006 to an aggregate of $36.5 million.  This decrease was primarily due to shipments made for certain electronic warfare programs in the year-ago quarter that were not expected to, and did not, repeat in the third quarter of fiscal 2007, as well as delays in the receipt of orders and the resulting sales for certain radar programs.  Although the timing of orders for certain programs can result in fluctuations in sales from quarter to quarter, CPI believes that overall, long-term demand for its defense products remains solid.  For the first nine months of fiscal 2007, the company’s orders and sales in the combined radar and electronic warfare markets totaled $109.4 million and $106.7 million, respectively, resulting in a book-to-bill ratio of 1.03 in these markets.

•                  In the medical market, sales increased 15 percent from $15.6 million in the third quarter of fiscal 2006 to $18.0 million in the third quarter of fiscal 2007.  This increase was primarily driven by increased sales of products used in x-ray imaging and MRI systems.

•                  In the communications market, sales increased 10 percent from $24.9 million in the third quarter of fiscal 2006 to $27.3 million in the most recent quarter.  This increase was primarily the result of increased sales of both CPI’s newer and traditional satellite communications products for foreign broadcast network and direct-to-home applications, as well as increased sales of CPI’s newer products for foreign news gathering and mobile applications and U.S. military communications applications.

•                  Sales in CPI’s two smallest markets decreased from the third quarter of fiscal 2006.  In the industrial market, sales decreased from $6.5 million to $4.7 million in the third quarter of fiscal 2007.  In the scientific market, sales decreased from $1.7 million to $0.8 million in the third quarter of fiscal 2007.

•                  CPI received a $10.6 million indefinite-delivery/indefinite-quantity contract award for production of traveling wave tubes to support the NULKA decoy system.

•                  CPI was awarded a $1.8 million follow-on contract to fund the design modifications and production of a 94 gigahertz Extended Interaction Klystron (EIK) for the Earth, Clouds Aerosols and Radiation Explorer (EarthCARE) mission cloud-profiling radar.  The company expects to receive follow-on future contracts of approximately $4.0 million over the next several years to meet ongoing program requirements for the EarthCARE mission.

•                  Total orders for all of CPI’s markets increased nine percent from $246.2 million in the first nine months of fiscal 2006 to $269.4 million in the first nine months of fiscal 2007.  Orders in the radar, medical, communications and scientific markets increased during this period, while orders in the electronic warfare and industrial markets decreased.  The combined book-to-bill ratio for all of CPI’s markets in the first nine months of fiscal 2007 was 1.04.

Debt Refinancing

On August 1, 2007, Communications & Power Industries entered into an amended and restated senior credit facility in the aggregate principal amount of $160 million, consisting of a $100 million term loan and a $60.0 million revolving credit facility, which replaced the existing $130 million credit facility.  The net proceeds from this debt refinancing will be used to repurchase and redeem $58.0 million in principal amount of CPI’s floating rate senior notes.

Borrowings under the amended credit facility will generally bear interest at a rate of LIBOR plus two percent; in comparison, the floating rate senior notes bear interest at a rate of LIBOR plus 5.75 percent.  CPI estimates that its debt refinancing will result in annual interest savings of approximately $2.0 million in the first year.

In the fourth quarter of fiscal 2007, the company expects to incur approximately $5.0 million in one-time, non-cash costs associated with the write-off of deferred debt issue costs and approximately $2.0 million in redemption premiums and other expenses associated with the repurchasing and redemption of the $58.0 million of floating rate senior notes.

Fiscal 2007 Outlook

CPI is updating its previously issued financial outlook for the current fiscal year to reflect the company’s performance in the first three quarters of the fiscal year and its current expectations for the fourth quarter of fiscal 2007.

(in millions, except per share data)	Previous Outlook	Updated Outlook(a)
Total sales:	$350 - $355	unchanged
Net income per share on a diluted basis(b):	$1.24 - $1.30	$1.27 - $1.31
Net income(b):	$21.9 - $23.0	$22.5- $23.2
Adjusted EBITDA:	$68.0 - $70.0	unchanged
Adjusted free cash flow:	$20.0 - $25.0	$22.0 - $25.0

(a) Excludes acquisition of Malibu Research Associates.

(b) Assumes a fourth quarter effective tax rate of approximately 38 percent and excludes the $1.8 million, or $0.10 per share on a diluted basis, non-recurring tax benefit in the third quarter and approximately $7.0 million, or $0.24 per share on a diluted basis, in one-time expenses (including approximately $5.0 million in non-cash costs) expected in the fourth quarter related to the company’s recently completed debt refinancing.

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a conference call on Tuesday, August 14, 2007 at 11:00 a.m. (EDT) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (866) 356-3095, or (617) 597-5391 for international callers, enter participant pass code 75024660 and ask for the CPI International Third Quarter 2007 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency,

power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before provisions for income taxes, net interest expense and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-cash and non-recurring items.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information; this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, adjusted

EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; inability to obtain raw materials and components; and currency fluctuations.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except share and per share data — unaudited)

	Three Months Ended
	June 29, 2007	June 30, 2006
Sales	$87,318	$87,761
Cost of sales	58,667	60,867
Gross profit	28,651	26,894
Operating costs and expenses:
Research and development	2,232	2,515
Selling and marketing	4,911	5,248
General and administrative	5,835	5,441
Amortization of acquisition-related intangible assets	548	548
Net loss on disposition of fixed assets	16	212
Total operating costs and expenses	13,542	13,964
Operating income	15,109	12,930
Interest expense, net	5,143	5,945
Income before income taxes	9,966	6,985
Income tax expense	1,835	2,517
Net income	$8,131	$4,468

Other comprehensive income, net of tax
Net unrealized gain (loss) on cash flow hedges	820	(196)
Comprehensive income	$8,951	$4,272

Earnings per share — Basic	$0.50	$0.30
Earnings per share — Diluted	$0.46	$0.27

Shares used to compute earnings per share — Basic	16,306,256	15,039,754
Shares used to compute earnings per share — Diluted	17,796,425	16,766,822

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except share and per share data — unaudited)

	Nine Months Ended
	June 29, 2007	June 30, 2006
Sales	$259,485	$257,069
Cost of sales	176,548	179,223
Gross profit	82,937	77,846
Operating costs and expenses:
Research and development	6,475	6,366
Selling and marketing	14,539	14,952
General and administrative	16,085	17,419
Amortization of acquisition-related intangible assets	1,642	1,642
Net loss on disposition of fixed assets	74	420
Total operating costs and expenses	38,815	40,799
Operating income	44,122	37,047
Interest expense, net	15,757	18,409
Income before income taxes	28,365	18,638
Income tax expense	8,639	7,610
Net income	$19,726	$11,028

Other comprehensive income, net of tax
Net unrealized gain (loss) on cash flow hedges	414	(685)
Comprehensive income	$20,140	$10,343

Earnings per share — Basic	$1.22	$0.80
Earnings per share — Diluted	$1.11	$0.71

Shares used to compute earnings per share — Basic	16,206,873	13,736,031
Shares used to compute earnings per share — Diluted	17,696,217	15,443,427

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data — unaudited)

	June 29,	September 29,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$39,420	$30,153
Restricted cash	3,046	1,746
Accounts receivable, net	46,591	43,628
Inventories	60,350	54,031
Deferred tax assets	11,190	11,520
Prepaid and other current assets	5,907	3,080
Total current assets	166,504	144,158
Property, plant, and equipment, net	65,362	63,851
Deferred debt issue costs, net	8,543	9,644
Intangible assets, net	73,689	75,489
Goodwill	147,270	147,489
Other long-term assets	844	1,128
Total assets	$462,212	$441,759

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$1,000	$1,714
Accounts payable	20,580	19,101
Accrued expenses	26,037	23,269
Product warranty	5,527	5,958
Income taxes payable	6,820	10,693
Advance payments from customers	8,970	6,310
Total current liabilities	68,934	67,045
Deferred income taxes	29,865	29,933
Long-term debt, less current portion	240,822	245,067
Other long-term liabilities	79	41
Total liabilities	339,700	342,086
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 90,000,000 shares authorized; 16,333,794 and 16,049,577 shares issued and outstanding)	163	160
Additional paid-in capital	67,991	65,295
Accumulated other comprehensive income	1,093	679
Retained earnings	53,265	33,539
Total stockholders’ equity	122,512	99,673
Total liabilities and stockholders’ equity	$462,212	$441,759

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands — unaudited)

	Nine Months Ended
	June 29,	June 30,
	2007	2006
Cash flows from operating activities
Net cash provided by operating activities	$19,259	$1,918

Cash flows from investing activities
Deferred expenses relating to sale of San Carlos property	—	(212)
Capital expenditures	(6,392)	(8,419)
Capitalized expenses relating to potential business acquisition	(395)	—
Net cash used in investing activities	(6,787)	(8,631)

Cash flows from financing activities
Proceeds from issuance of debt	—	10,000
Repayments of debt	(5,000)	(47,500)
Proceeds from issuance of common stock	—	52,942
Proceeds upon exercise of stock options	604	—
Proceeds from ESPP shares issued	520	—
Payment of IPO financing costs	—	(5,634)
Stockholder distribution payments	—	(17,000)
Excess tax benefit on stock option exercises	671	—
Net cash used in financing activities	(3,205)	(7,192)

Net increase (decrease) in cash and cash equivalents	9,267	(13,905)
Cash and cash equivalents at beginning of period	30,153	26,511
Cash and cash equivalents at end of period	$39,420	$12,606

Supplemental disclosure of cash flow information
Interest paid	$11,562	$13,714
Income taxes paid, net of refunds	$12,799	$5,205

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands — unaudited)

		Three Months Ended		Nine Months Ended
		June 29,	June 30,	June 29,	June 30,
		2007	2006	2007	2006
Net income		$8,131	$4,468	$19,726	$11,028
Depreciation and amortization		2,225	2,335	6,607	6,786
Interest expense, net		5,143	5,945	15,757	18,409
Income tax expense		1,835	2,517	8,639	7,610
EBITDA		17,334	15,265	50,729	43,833

Add as defined adjustments:
Stock-based compensation expense	(1)	337	108	889	109
Special bonus	(2)	—	—	—	3,250
Move-related expenses	(3)	—	1,310	—	3,833
Total adjustments		337	1,418	889	7,192
Adjusted EBITDA		$17,671	$16,683	$51,618	$51,025

Adjusted EBITDA margin	(4)	20.2%	19.0%	19.9%	19.8%
Net income margin	(5)	9.3%	5.1%	7.6%	4.3%

(1)          Represents a non-cash charge for stock options, restricted stock awards and the employee discount related to CPI’s Employee Stock Purchase Plan.

(2)          Represents a one-time, special bonus to employees and directors (other than directors who are employees or affiliates of The Cypress Group) to reward them for the increase in company value.  The special bonus was approved in December 2005 and paid in April 2006.

(3)          Represents direct costs related to the relocation of the Eimac operations from the San Carlos, Calif. facility to CPI’s Palo Alto, Calif. and Mountain View, Calif. facilities.  This adjustment does not include indirect costs for overhead absorption and manufacturing variances due to the accelerated delivery of products into fiscal year 2005 and the offsetting delivery reductions in fiscal year 2006 for CPI’s Eimac operations.

(4)          Represents adjusted EBITDA divided by sales.

(5)          Represents net income divided by sales.

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(in thousands — unaudited)

		Twelve
		Months Ended
		June 29,
		2007
Net cash provided by operating activities		$28,238
Capital expenditures		(8,886)
Free cash flow		19,352

Add as defined adjustments:
Move-related expenses, net of taxes	(1)	1,358
Income tax payments related to gain on sale of San Carlos property	(2)	4,500
Capital expenditures for expansion of Canadian facility	(3)	4,800
Total adjustments		10,658
Adjusted free cash flow		$30,010

(1)          Represents non-recurring expenditures, net of taxes, related to the Eimac relocation, including capital expenditures of $0.667 million.  This adjustment does not include indirect costs for overhead absorption and manufacturing variances due to the accelerated delivery of products into fiscal year 2005 and the offsetting delivery reductions in fiscal year 2006 for CPI’s Eimac operations.

(2)          Represents an income tax payment related to the taxable gain on the sale of CPI’s San Carlos, Calif. property.

(3)          Represents capital expenditures for the expansion of CPI’s Canadian facility.